Exhibit 99.2

Quantum FinTech Acquisition Corporation Announces Exercise and Closing of Underwriters’ Over-Allotment Option in Connection with its Initial Public Offering

Tampa, FL, February 12, 2021 – Quantum FinTech Acquisition Corporation (the “Company”) announced today that the underwriters of its previously announced initial public offering of units have exercised their over-allotment option in full, resulting in the issuance of an additional 2,625,000 units at a public offering price of $10.00 per unit. After giving effect to the exercise and close of the option, an aggregate of 20,125,000 units have been issued in the initial public offering and an aggregate of $201,250,000 has been deposited in the Company’s trust account.

Each unit consists of one share of common stock and one redeemable warrant, with each warrant entitling the holder thereof to purchase one half-share of common stock at a price of $11.50 per full share. The units are listed on the New York Stock Exchange (“NYSE”) and trade under the ticker symbol “QFTA.U.” Once the securities comprising the units begin separate trading, the shares of common stock and redeemable warrants, are expected to be listed on the NYSE under the symbols “QFTA” and “QFTA WS,” respectively.

Chardan acted as sole book running manager in the offering.

Registration statements relating to these securities were declared effective by the Securities and Exchange Commission (“SEC”) on February 4, 2021. The offering was made only by means of a prospectus, copies of which may be obtained by contacting Chardan, 17 State Street, 21st floor, New York, New York 10004 or by calling (646) 465-9001. Copies of the registration statements can be accessed through the SEC’s website at www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Quantum FinTech Acquisition Corporation

Quantum FinTech Acquisition Corporation is a blank check company, also commonly referred to as a special purpose acquisition company, or SPAC, formed for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses. While the Company may pursue an initial business combination in any region or sector, it intends to focus its efforts on identifying high-growth financial services and FinTech businesses as targets for its initial business combination.

Forward Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the anticipated use of the net proceeds of the initial public offering and the Company’s search for an initial business combination. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

Investor Relations

Quantum FinTech Acquisition Corporation

IR@qftacorp.com